UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

FGL HOLDINGS

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37779	98-1354810
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4th Floor

Boundary Hall, Cricket Square

Grand Cayman, Cayman Islands

KY1-1102

(Address of Principal Executive Offices, including Zip Code)

1 (345) 947-5614

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2018, FGL Holdings (the “Company”) announced a leadership transition and strategic initiatives to enhance shareholder value. As part of such efforts, the Company appointed Christopher Blunt as President, Chief Executive Officer and member of the Company’s Board of Directors, effective January 2, 2019. Mr. Blunt succeeds Christopher Littlefield whose resignation was effective December 19, 2018.

Christopher Blunt, age 56, served in a variety of senior leadership positions during the nearly 13 years he spent with New York Life, from July 2004 to May 2017. During his tenure, Mr. Blunt was the President of New York Life’s $500 billion Investment Group and previously Co-President of the Insurance and Agency Group, which included the company’s U.S. Life Operations, Seguros Monterrey New York Life Mexico and AARP Operations. Since January 2018, Mr. Blunt has served as a Senior Managing Director and Chief Executive Officer of Blackstone Insurance Solutions. Prior to joining New York Life, Mr. Blunt was Chairman and Chief Executive Officer of Giving Capital, Inc., a wealth management solutions provider serving the financial institutions marketplace. Mr. Blunt previously spent 14 years in a variety of senior marketing and distribution roles in the investment management industry. Mr. Blunt was the Chief Marketing Officer — Americas for Merrill Lynch Investment Managers and President of Mercury Funds Distributors. Before working with Merrill Lynch, Mr. Blunt was a Managing Director with Goldman Sachs & Co., as well as the National Sales Manager for Goldman Sachs Funds. He is Chair of the Board of Directors of the YMCA of Greater New York. Mr. Blunt received a B.A. in history from the University of Michigan and an MBA in finance from The Wharton School at the University of Pennsylvania.

Mr. Blunt will be eligible to receive a base salary of $800,000 and a target bonus opportunity equal to 200% of his base salary, subject to the achievement of criteria to be established by the Board of Directors. Upon a termination without “cause” or by Mr. Blunt for “good reason,” he will be entitled to receive severance benefits equal to three times his base salary, acceleration of certain unvested options and eighteen months of benefit continuation. In addition, Mr. Blunt will be subject to certain restrictive covenants that apply both during his employment with the Company and for certain durations afterwards. In connection with his appointment, the Company’s Board of Directors also approved an initial award of 3.2 million stock options, subject to a combination of time and/or performance based vesting, as well as a stretch award of 613,476 options subject to performance based vesting. Such award will be made as an inducement grant under the NYSE rules.

The Company entered into a separation agreement and release with Mr. Littlefield (the “severance agreement”). The severance agreement provides Mr. Littlefield with the severance benefits provided for under his prior employment agreement and a one-time payment of $500,000. All of Mr. Littlefield’s outstanding stock options were cancelled. As a condition to receiving his severance payments, Mr. Littlefield agreed to continue to be subject to the restrictive covenants set forth in his prior employment agreement. The foregoing description of Mr. Littlefield’s severance agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On December 19, 2018, the Company issued a press release regarding the leadership transition and strategic initiatives. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

In the press release, the Company also announced that its Board of Directors has authorized a share repurchase program of up to $150 million of the Company’s outstanding common stock. This program has a two year duration, but may be modified, suspended or terminated at any time by the Board of Directors.

Under the share repurchase program, the Company may repurchase shares from time to time in open market transactions or through privately negotiated transactions in accordance with applicable federal securities laws. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other considerations, as determined by the Company. The Company may, in its discretion, begin, suspend or terminate repurchases at any time prior to the program’s expiration, without any prior notice, depending on market conditions, availability of funds and other relevant factors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and Release between FGL Holdings and Christopher Littlefield, dated as of December 19, 2018

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FGL HOLDINGS

Date: December 19, 2018	By:	/s/ Eric L. Marhoun
		Name:	Eric L. Marhoun
		Title:	Secretary and General Counsel